Stark - Winter - Schenkein

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Phoenix International Ventures, Inc.

We hereby consent to the incorporation by reference in this Annual Report on Form 10-KSB of Phoenix International Ventures, Inc. of our report dated April 30, 2007, relating to the financial statements of Phoenix Aerospace, Inc. as of December 31, 2006 and for the year then ended.

Stark - Winter - Schenkein & Co. LLP
Denver, Colorado
April 2, 2008